EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Reports Financial Results For Fourth Quarter And Full-Year 2015

WEST CHESTER, OH, January 26, 2016 – AK Steel (NYSE: AKS) today reported its financial results for the fourth quarter and full-year 2015.

4th Quarter 2015 Highlights

•	Shipments of 1,655,800 tons

•	Sales of $1.54 billion with an average selling price of $929 per ton

•	Net loss of $147.1 million, or $0.83 per diluted share

•	Adjusted net income of $53.8 million, or $0.30 per diluted share

•	Adjusted EBITDA of $168.1 million, or $101 per ton

•	Liquidity of $700 million

AK Steel reported a net loss of $147.1 million, or $0.83 per diluted share of common stock, for the fourth quarter of 2015, compared to net income of $13.5 million, or $0.07 per diluted share, for the fourth quarter of 2014 and net income of $6.7 million, or $0.04 per diluted share, for the third quarter of 2015.
The company reported adjusted net income of $53.8 million, or $0.30 per diluted share, adjusted for certain charges totaling $200.9 million, or $1.13 per diluted share, as discussed in the “Fourth Quarter 2015 Charges” section below. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $168.1 million, or $101 per ton, for the fourth quarter of 2015, an increase of 44% from adjusted EBITDA of $117.0 million, or $58 per ton, for the fourth quarter a year ago and an increase of 40% from adjusted EBITDA of $120.0 million, or $64 per ton, for the third quarter of 2015. Adjusted net income and adjusted EBITDA for the fourth quarter 2015 are adjusted for a net pension and other postretirement benefit (“OPEB”) corridor charge, a charge for the previously-announced temporary idling of the Ashland Works blast furnace and steelmaking operations and a charge for the impairment of the company’s investment in AFSG Holdings, Inc. (“AFSG”).
“We achieved solid operational improvements during the fourth quarter as a direct result of focusing on the things that we can control,” said Roger K. Newport, AK Steel’s Chief Executive Officer. Mr. Newport continued, “We intentionally reduced our exposure to the spot markets as part of our margin enhancement initiatives. These initiatives include investing resources where value is realized, reflecting our margin enhancement focus.”
Net sales for the fourth quarter of 2015 were $1.54 billion on shipments of 1,655,800 tons, compared to net sales of $2.00 billion on shipments of 2,010,200 tons for the year-ago fourth quarter and net sales of $1.71 billion on shipments of 1,871,200 tons for the third quarter of 2015. The company’s shipments in the fourth quarter of 2015 declined from the year-ago fourth quarter and the third quarter of 2015, primarily as a result of the company’s decision to focus on sales of higher margin, value-added products and reduce sales to the carbon steel spot market.
The company said that its average selling price for the fourth quarter of 2015 was $929 per ton, or 2% higher than the third quarter of 2015. The improvement in average selling price was primarily attributable to a greater proportion of higher value steels sold to the automotive market and improved selling prices for electrical steels. The average selling price for the fourth quarter of 2015 was 6% lower than the fourth quarter of 2014, principally reflecting the impact on prices from more unfairly traded imports in the supply chain and a decline in

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raw material costs partially offset by a richer sales mix as sales to the spot market declined in the fourth quarter of 2015.
Cost of products sold on a per ton basis in the fourth quarter of 2015 benefited from a relentless focus on costs, as well as from a decline in raw material prices. The 2015 fourth quarter results also include a LIFO credit of $98.6 million, compared to a LIFO credit of $5.3 million for the fourth quarter of 2014 and a LIFO credit of $44.8 million for the third quarter of 2015. The company incurred $7.0 million of costs for planned outages during the fourth quarter of 2015, compared to $41.9 million in the year-ago fourth quarter and $11.8 million in the third quarter of 2015.
Income tax expense for the fourth quarter of 2015 was $25.4 million, or $0.14 per diluted share, compared to income tax expense of $0.2 million, or $0.00 per diluted share, in the fourth quarter of 2014. The company’s income tax provision is primarily related to changes in the company’s LIFO reserve, which results in a tax valuation allowance adjustment related to the company’s deferred tax assets. Included in the results for the fourth quarter of 2015 was a non-cash income tax benefit of $11.7 million, or $0.07 per diluted share, as a result of the allocation of income tax expense to other comprehensive income.
The company ended the fourth quarter of 2015 with total liquidity of $700.2 million, consisting of cash and cash equivalents and $652.3 million of availability under the company’s revolving credit facility.

Full-Year 2015 Results
For 2015, the company reported a net loss of $510.7 million, or $2.87 per diluted share, and an adjusted net loss of $53.5 million, or $0.30 per diluted share. Included in the net loss for 2015 were charges to write-off the company’s investments in Magnetation LLC and AFSG, a net corridor charge related to pension and OPEB liabilities, and charges related to the temporary idling of the Ashland Works blast furnace and steelmaking operations that are discussed further in the “Fourth Quarter 2015 Charges” section below. For 2014, the company reported a net loss of $96.9 million, or $0.65 per diluted share, and an adjusted net loss of $59.7 million, or $0.40 per diluted share, which excludes acquisition-related expenses of $31.7 million, or $0.21 per diluted share, related to the purchase of Dearborn Works.
Sales for 2015 were $6.69 billion compared to sales of $6.51 billion in 2014. Shipments for 2015 were 7,089,200 tons compared to 6,132,700 tons in 2014. The increases are primarily the result of the September 2014 acquisition of Dearborn Works and continued strength in the automotive market, offset by lower sales to the carbon steel spot market.
The average selling price for 2015 was $942 per ton, down 11% from $1,058 per ton for 2014. The decrease in average selling price is primarily attributable to significantly lower carbon steel selling prices in 2015, principally due to a large increase in low-priced steel imports and lower raw material prices.
Cost of products sold on a per ton basis for 2015 benefited from cost saving initiatives and significant declines in raw material prices, partially offset by the effects of lower production volumes. The 2015 results also include a LIFO credit of $195.3 million, compared to a LIFO credit of $21.0 million for 2014, primarily driven by the substantial decline in raw material costs. The company recorded costs of $50.6 million during 2015 for planned outages, compared to $74.9 million during 2014. Additionally, results for 2014 were negatively affected by extreme winter weather conditions and unplanned maintenance outage costs of $41.2 million for incidents at the company’s Ashland Works blast furnace during the year.
Income tax expense for 2015 was $64.9 million, or $0.37 per diluted share, compared to income tax expense of $7.7 million, or $0.05 per diluted share, in 2014. The company’s income tax provision is primarily related to changes in the company’s LIFO reserve, which results in a tax valuation allowance adjustment related to the company’s deferred tax assets. Included in the results for the fourth quarter of 2015 was a non-cash income tax benefit of $11.7 million, or $0.07 per diluted share, as a result of the allocation of income tax expense to other comprehensive income.

Fourth Quarter 2015 Charges
Included in the results for the fourth quarter of 2015 were total charges of $200.9 million, or $1.13 per diluted share. A pension corridor charge of $144.3 million and an OPEB corridor credit of $13.1 million were recognized in the fourth quarter of 2015. The net corridor charge totaled $131.2 million, or $0.74 per diluted share. Under its method of accounting for pension and OPEB plans, the company recognizes into income, as a fourth quarter adjustment, any unrecognized actuarial gains and losses that exceed 10% of the larger of projected benefit

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obligations or plan assets (the “corridor”). The pension corridor charge was driven primarily by the relatively poor performance of the financial markets, partially offset by increases in interest rates. The OPEB corridor credit was primarily a result of increases in interest rates and favorable actuarial experience. Neither the pension corridor charge nor OPEB corridor credit had any current cash flow impact.
The company’s financial results for the fourth quarter of 2015 also included charges of $28.1 million, or $0.16 per diluted share, for supplemental unemployment and other employee benefit costs, as well as other costs incurred to temporarily idle the Ashland Works steelmaking operations. In addition, beginning in the first quarter of 2016, the company estimates it will incur on-going costs of approximately $2.0 to $3.0 million per month related to the idled Ashland Works operations. The company expects that benefits from focused cost reduction measures, higher operating rates at its blast furnaces at the Middletown Works and Dearborn Works and a better product mix resulting from lower shipments to the carbon spot market will offset the on-going fixed costs associated with the idled Ashland Works blast furnace and steelmaking operations.
In conjunction with AK Steel’s on-going strategic review of its business and operations, the company has reevaluated its investment in AFSG, the holding company of its discontinued insurance operations. During the fourth quarter of 2015, AK Steel received a cash distribution of $14.0 million from AFSG. In connection with this distribution, AK Steel’s remaining investment in AFSG has been determined to be impaired and the company recognized a non-cash charge of $41.6 million, or $0.23 per diluted share, to write off its remaining investment in AFSG.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

Safe Harbor Statement
The statements in this release reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. These forward-looking statements reflect the current belief and judgment of the company’s management, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions with respect to future business decisions and conditions that are subject to change.
Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including different or lesser-than-expected impacts as a result of the pending and anticipated future carbon steel trade case filings, including impacts on the volume of foreign carbon steel imports, domestic steel shipments and selling prices, or AK Steel’s shipment levels, carbon steel spot market prices, production levels or per ton operating costs; reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations and related laws and regulations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital or banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; ongoing challenges faced by Magnetation; inability to fully realize benefits of long-term cost savings initiatives; inability to hire or retain skilled labor and experienced manufacturing and

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mining managers; information technology security threats and cybercrime; adverse effects on the company’s operations and/or financial results related to Magnetation’s bankruptcy; failure to achieve the estimated synergies and other expected benefits of the acquisition of Severstal Dearborn, LLC and/or to integrate it successfully; expected cost savings and other benefits from temporarily idling the Ashland Works blast furnace and steelmaking operations; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. The company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Shipments (000 tons)	1,655.8	2,010.2	7,089.2	6,132.7
Selling price per ton	$929	$987	$942	$1,058

Net sales	$1,542.7	$1,997.6	$6,692.9	$6,505.7

Cost of products sold	1,320.0	1,816.3	6,032.2	6,007.7
Selling and administrative expenses	63.5	67.5	261.9	247.2
Depreciation	49.4	55.6	216.0	201.9
Pension and OPEB expense (income)	(14.9)	(18.3)	(63.0)	(92.5)
Pension and OPEB net corridor charges	131.2	2.0	131.2	2.0
Charge for facility idling	28.1	—	28.1	—
Total operating costs	1,577.3	1,923.1	6,606.4	6,366.3

Operating profit (loss)	(34.6)	74.5	86.5	139.4

Interest expense	42.6	43.7	173.0	144.7
Impairment of Magnetation investment	—	—	(256.3)	—
Impairment of AFSG investment	(41.6)	—	(41.6)	—
Other income (expense)	12.3	(0.9)	1.4	(21.1)

Income (loss) before income taxes	(106.5)	29.9	(383.0)	(26.4)

Income tax expense	25.4	0.2	64.9	7.7

Net income (loss)	(131.9)	29.7	(447.9)	(34.1)
Less: Net income attributable to noncontrolling interests	15.2	16.2	62.8	62.8

Net income (loss) attributable to AK Steel Holding Corporation	$(147.1)	$13.5	$(510.7)	$(96.9)

Basic earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation:	$(0.83)	$0.08	$(2.87)	$(0.65)
Diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation:	$(0.83)	$0.07	$(2.87)	$(0.65)

Weighted-average shares outstanding:
Basic	177.3	176.6	177.2	148.1
Diluted	177.3	181.2	177.2	148.1

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$56.6	$70.2
Accounts receivable, net	444.9	644.3
Inventory, net	1,226.3	1,172.1
Other current assets	78.4	71.4
Total current assets	1,806.2	1,958.0
Property, plant and equipment	6,466.0	6,388.4
Accumulated depreciation	(4,379.5)	(4,175.2)
Property, plant and equipment, net	2,086.5	2,213.2
Investments in affiliates	70.7	388.7
Other non-current assets	121.0	268.1
TOTAL ASSETS	$4,084.4	$4,828.0

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$703.4	$803.1
Accrued liabilities	261.5	266.5
Current portion of pension and other postretirement benefit obligations	77.7	55.6
Total current liabilities	1,042.6	1,125.2
Long-term debt	2,354.1	2,422.0
Pension and other postretirement benefit obligations	1,146.9	1,225.3
Other non-current liabilities	140.5	132.5
TOTAL LIABILITIES	4,684.1	4,905.0

Equity (deficit):
Common stock, authorized 300,000,000 shares of $.01 par value each; issued 178,284,137 and 177,362,600 shares in 2015 and 2014; outstanding 177,893,562 and 177,215,816 shares in 2015 and 2014	1.8	1.8
Additional paid-in capital	2,266.8	2,259.1
Treasury stock, common shares at cost, 390,575 and 146,784 shares in 2015 and 2014	(2.0)	(1.0)
Accumulated deficit	(3,058.7)	(2,548.0)
Accumulated other comprehensive income (loss)	(189.6)	(204.4)
Total stockholders’ equity (deficit)	(981.7)	(492.5)
Noncontrolling interests	382.0	415.5
TOTAL EQUITY (DEFICIT)	(599.7)	(77.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,084.4	$4,828.0

As of December 31, 2015, the company elected to early adopt on a retrospective basis accounting guidance related to the presentation of debt issuance costs as a direct deduction from the carrying amount of the related debt liability, consistent with accounting for debt discounts. As a result, we reclassified $30.5 from other non-current assets to long-term debt as of December 31, 2014. Also as of December 31, 2015, the company elected to early adopt on a retrospective basis accounting guidance related to the presentation of deferred taxes in the balance sheet as noncurrent assets or liabilities. As a result, we reclassified $67.7 from other current assets to other non-current assets as of December 31, 2014. These reclassifications had no effect on the company’s results of operations.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Twelve Months Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(447.9)	$(34.1)
Depreciation	201.7	187.6
Depreciation—SunCoke Middletown	14.3	14.3
Amortization	21.2	20.4
Impairment of Magnetation LLC and AFSG investments	297.9	—
Deferred income taxes	63.6	8.2
Contributions to pension trust	(24.1)	(196.5)
Pension and OPEB expense (income)	(63.0)	(92.5)
Pension and OPEB net corridor charges	131.2	2.0
Contributions to retirees VEBA	(3.1)	(3.1)
Other postretirement payments	(48.3)	(63.9)
Charge for facility idling	28.1	—
Changes in working capital	(0.9)	(154.3)
Changes in working capital—SunCoke Middletown	10.4	(10.9)
Other operating items, net	19.2	—
Net cash flows from operating activities	200.3	(322.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(97.3)	(79.7)
Capital investments—SunCoke Middletown	(1.7)	(1.4)
Investments in Magnetation LLC	—	(100.0)
Investments in acquired businesses, net of cash acquired	—	(690.3)
Proceeds from sale of equity investee	25.0	—
Proceeds from AFSG Holdings, Inc. distribution	14.0	—
Other investing items, net	12.5	13.6
Net cash flows from investing activities	(47.5)	(857.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit facility	(55.0)	515.0
Proceeds from issuance of long-term debt	—	427.1
Redemption of long-term debt	(14.1)	(0.8)
Proceeds from issuance of common stock	—	345.3
Debt issuance costs	—	(15.5)
SunCoke Middletown distributions to noncontrolling interest owners	(96.3)	(61.0)
Other financing items, net	(1.0)	(4.6)
Net cash flows from financing activities	(166.4)	1,205.5

Net increase (decrease) in cash and cash equivalents	(13.6)	24.9
Cash and cash equivalents, beginning of year	70.2	45.3
Cash and cash equivalents, end of year	$56.6	$70.2

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss) that exclude the effects of noncontrolling interests, pension and OPEB corridor charges, impairment charges for its investments in Magnetation and AFSG, charges for idling facilities and acquisition-related expenses of Dearborn. Management believes that reporting adjusted net income (loss) attributable to AK Holding with these items excluded (as a total and on a per share basis) more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA to exclude the effects of noncontrolling interests, pension and OPEB corridor charges, impairment charges for its investments in Magnetation and AFSG, charges for idling facilities and acquisition-related expenses of Dearborn. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted net income (loss) as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
(dollars in millions, except per ton)	2015	2014	2015	2014	2015
Net income (loss) attributable to AK Steel Holding	$(147.1)	$13.5	$(510.7)	$(96.9)	$6.7
Net income attributable to noncontrolling interests	15.2	16.2	62.8	62.8	17.6
Income tax expense	25.4	0.2	64.9	7.7	17.2
Interest expense	42.6	43.7	173.0	144.7	43.0
Interest income	(0.3)	(0.7)	(1.3)	(0.7)	(0.3)
Depreciation	49.4	55.6	216.0	201.9	55.5
Amortization	0.7	1.9	8.4	9.1	1.5
EBITDA	(14.1)	130.4	13.1	328.6	141.2
Less: EBITDA of noncontrolling interests (a)	18.7	19.7	77.1	77.2	21.2
Pension and OPEB net corridor charges/settlement loss	131.2	5.5	131.2	5.5	—
Impairment of Magnetation investment	—	—	256.3	—	—
Impairment of AFSG investment	41.6	—	41.6	—	—
Charge for facility idling	28.1	—	28.1	—	—
Acquisition-related expenses	—	0.8	—	23.3	—
Adjusted EBITDA	$168.1	$117.0	$393.2	$280.2	$120.0
Adjusted EBITDA per ton	$101	$58	$55	$46	$64

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(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
(dollars in millions)	2015	2014	2015	2014	2015
Net income attributable to noncontrolling interests	$15.2	$16.2	$62.8	$62.8	$17.6
Depreciation	3.5	3.5	14.3	14.4	3.6
EBITDA of noncontrolling interests	$18.7	$19.7	$77.1	$77.2	$21.2

Reconciliation of Adjusted Net Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share)	2015	2014	2015	2014
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding	$53.8	$26.1	$(53.5)	$(59.7)
Pension and OPEB net corridor charges/settlement loss	(131.2)	(5.5)	(131.2)	(5.5)
Impairment of Magnetation investment	—	—	(256.3)	—
Impairment of AFSG investment	(41.6)	—	(41.6)	—
Charge for facility idling	(28.1)	—	(28.1)	—
Acquisition-related expenses (net of tax)	—	(7.1)	—	(31.7)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(147.1)	$13.5	$(510.7)	$(96.9)

Reconciliation to Diluted Earnings (Losses) per Share
Adjusted diluted earnings (losses) per share	$0.30	$0.14	$(0.30)	$(0.40)
Pension and OPEB net corridor charges/settlement loss	(0.74)	(0.03)	(0.74)	(0.04)
Impairment of Magnetation investment	—	—	(1.44)	—
Impairment of AFSG investment	(0.23)	—	(0.23)	—
Charge for facility idling	(0.16)	—	(0.16)	—
Acquisition-related expenses	—	(0.04)	—	(0.21)
Diluted earnings (losses) per share, as reported	$(0.83)	$0.07	$(2.87)	$(0.65)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Tons Shipped by Product
Stainless/electrical	209.2	221.3	876.2	867.9
Coated	847.2	877.4	3,340.4	2,812.7
Cold-rolled	294.8	358.4	1,293.0	1,231.1
Tubular	27.3	30.0	115.2	125.5
Subtotal value-added shipments	1,378.5	1,487.1	5,624.8	5,037.2

Hot-rolled	227.0	469.4	1,273.1	949.7
Secondary	50.3	53.7	191.3	145.8
Subtotal non value-added shipments	277.3	523.1	1,464.4	1,095.5

Total shipments	1,655.8	2,010.2	7,089.2	6,132.7

Shipments by Product (%)
Stainless/electrical	12.6%	11.0%	12.4%	14.1%
Coated	51.2%	43.6%	47.1%	45.9%
Cold-rolled	17.8%	17.8%	18.2%	20.1%
Tubular	1.6%	1.5%	1.6%	2.0%
Subtotal value-added shipments	83.2%	73.9%	79.3%	82.1%

Hot-rolled	13.7%	23.4%	18.0%	15.5%
Secondary	3.1%	2.7%	2.7%	2.4%
Subtotal non value-added shipments	16.8%	26.1%	20.7%	17.9%

Total shipments	100.0%	100.0%	100.0%	100.0%

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